Exhibit 99.1

Cross Country Healthcare Announces First Quarter 2016 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--May 4, 2016--Cross Country Healthcare, Inc. (Nasdaq:CCRN) today announced financial results for the first quarter ended March 31, 2016.

  Revenue was $196.6 million compared to $186.0 million, up 6% year-over-year
  Adjusted EBITDA was $8.5 million versus $6.2 million, an increase of 38% over the prior year
  Adjusted EBITDA margin was 4.3%, up from 3.3% in the prior year, a 100 basis point improvement
  Adjusted earnings per share (EPS) was $0.09 compared to $0.03 in the prior year
  Cash flow from operations was $2.6 million compared to $0.3 million in the prior year

Note: Refer to table and discussion of Non-GAAP financial measures below.

“I am pleased with how 2016 has started. Revenue growth was in line with expectations and we exceeded our guidance for gross profit margin, Adjusted EBITDA margin and Adjusted EPS," said William J. Grubbs, President and Chief Executive Officer. "Overall, we had a solid start to the year that keeps us on track for our full year guidance as well as our Adjusted EBITDA targets of 8% by the fourth quarter of 2017 and 10% by the fourth quarter of 2019.”

First quarter consolidated revenue was $196.6 million, an increase of 6% year-over-year and 2% sequentially. On a pro forma basis, first quarter revenue was up 3% year-over-year. The Company's consolidated gross profit margin was 26.0%, up 70 basis points year-over-year and down 10 basis points sequentially. Adjusted EBITDA was $8.5 million or 4.3% of revenue, as compared with $6.2 million or 3.3% of revenue in the prior year. Net income attributable to common shareholders was $19.0 million compared to $2.9 million in the prior year, primarily due to a higher gain on derivative liability of $14.3 million. Diluted EPS was $0.09 per share compared to $0.05 per share in the prior year. Adjusted EPS was $0.09 compared to $0.03 in the prior year and $0.18 in the prior quarter.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue from Nurse and Allied Staffing increased 13% year-over-year and 4% sequentially. Contribution income in this segment was $16.8 million, up from $10.9 million in the prior year. The year-over-year increase in segment revenue and contribution income was due to improved pricing and the impact of the Mediscan acquisition. Average field FTEs increased to 6,817 from 6,454 in the prior year. Revenue per FTE per day was $272 compared to $257 in the prior year, reflecting higher average bill rates.

Physician Staffing

Revenue from Physician Staffing decreased 11% year-over-year and 10% sequentially, entirely due to a decrease in volume. Contribution income was $1.6 million, down from $2.1 million in the prior year. Compared to the prior year, total days filled decreased to 16,842 from 18,644 while revenue per day filled increased to $1,521 from $1,483 due to improved pricing.

Other Human Capital Management Services

Revenue from Other Human Capital Management Services was $3.4 million, a decrease of 65% year-over-year and 11% sequentially. The year-over-year decrease was primarily the result of the divestiture of the education seminars business in August 2015. Revenue from our physician and executive search business decreased 13%, compared to the prior year. Contribution loss was $0.1 million, compared to contribution income of $0.6 million in the prior year.

Cash Flow and Balance Sheet Highlights

Cash flow provided by operating activities was $2.6 million compared to $0.3 million in the same period of the prior year. At March 31, 2016, the Company had $1.9 million in cash and cash equivalents, $6.0 million drawn on its senior credit facility, and $55.0 million of subordinated debt at par. The Company had $48.1 million of availability under the senior credit facility at March 31, 2016.

Outlook for Second Quarter and Full Year 2016

	Q2 2016 Range	Year-over-Year
Change

Revenue	$200 million - $205 million	4% - 6%

Gross profit margin	26.3% - 26.8%	120 - 170 bps

Adjusted EBITDA margin	5.0% - 5.5%	80 - 130 bps

Adjusted EPS	$0.12 - $0.14	$0.02 - $0.04

	FY 2016 Range	Year-over-Year
Change

Revenue	$820 million - $840 million	7% - 9%

Adjusted EBITDA margin	5.5% - 6.0%	60 - 110 bps

The full year estimate for Adjusted EBITDA margin reflects approximately $4 - $5 million in planned investments, primarily for upgrades to existing IT related platforms, which assumes the majority of the IT investments are operating expenses. Excluding the impact of the IT investments, our underlying Adjusted EBITDA margin for the full year would be between 6.0-6.5%.

The estimates above are based on current management expectations and, as such, are forward-looking and actual results may differ materially. These ranges do not include the potential impact of any future divestitures, mergers, acquisitions or other business combinations, any impairment charges or valuation allowances, any acquisition-related measurement period adjustments, or any material legal or restructuring charges.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Thursday, May 5, 2016, at 9:00 A.M. Eastern Time to discuss its first quarter 2016 financial results. This call will be webcast live and can be accessed at the Company's website at www.crosscountryhealthcare.com or by dialing 800-857-6331 from anywhere in the U.S. or by dialing 517-623-4781 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from May 5th through May 19th at the Company's website and a replay of the conference call will be available by telephone by calling 800-678-0740 from anywhere in the U.S. or 402-998-0871 from non-U.S. locations - Passcode: 2016.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc., headquartered in Boca Raton, Florida, is a national leader in providing leading-edge healthcare workforce solutions. Our solutions are geared towards assisting our clients solve labor-related issues while maintaining high quality outcomes. With more than 30 years of experience, we are dedicated to placing highly qualified nurses and physicians as well as allied health, advanced practice, and case management professionals. We also provide both retained and contingent placement services for physicians, as well as retained search services for healthcare executives. We have more than 9,500 active contracts with a broad range of clients in both clinical and nonclinical settings, including acute care hospitals, physician practice groups, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of more than 70 branch office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and consultative services.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and accompanying financial statement tables reference non-GAAP financial measures. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with U.S. GAAP. Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's operating performance. Pro forma measures are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable U.S. GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

FORWARD-LOOKING STATEMENT

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” created by those sections. Forward-looking statements consist of statements that are predictive in nature, depend upon or refer to future events. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates”, “suggests”, “appears”, “seeks”, “will”, and variations of such words and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, demand for the healthcare services we provide, both nationally and in the regions in which we operate, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our clients' ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors set forth in Item 1A. “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and our other Securities and Exchange Commission filings made prior to the date hereof.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, which is based in part on this analysis, will be successful. The Company undertakes no obligation to update or revise forward-looking statements. All references to “we”, “us”, “our”, or “Cross Country” in this press release mean Cross Country Healthcare, Inc. and its subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended
	March 31,	March 31,	December 31,
	2016	2015	2015

Revenue from services	$196,583	$185,964	$193,148
Operating expenses:
Direct operating expenses	145,537	138,927	142,669
Selling, general and administrative expenses	42,933	41,166	39,991
Bad debt expense	249	91	228
Depreciation	1,005	960	954
Amortization	1,407	982	1,263
Acquisition and integration costs (a)	—	118	160
Acquisition-related contingent consideration (b)	287	—	—
Restructuring costs	—	—	127
Impairment charges (c)	—	—	2,100
Total operating expenses	191,418	182,244	187,492
Income from operations	5,165	3,720	5,656
Other expenses (income):
Interest expense	1,635	1,737	1,647
(Gain) loss on derivative liability (d)	(16,436)	(2,147)	9,516
Other (income) expense, net	(17)	43	(276)
Income (loss) before income taxes	19,983	4,087	(5,231)
Income tax expense	797	1,037	696
Consolidated net income (loss)	19,186	3,050	(5,927)
Less: Net income attributable to noncontrolling interest in subsidiary	164	116	171
Net income (loss) attributable to common shareholders	$19,022	$2,934	$(6,098)

Net income (loss) per share attributable to common shareholders - Basic	$0.60	$0.09	$(0.19)

Net income (loss) per share attributable to common shareholders - Diluted	$0.09	$0.05	$(0.19)

Weighted average common shares outstanding:
Basic	31,956	31,294	31,817
Diluted (e)	36,180	35,454	31,817

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,	March 31,	December 31,
	2016	2015	2015
Adjusted EBITDA: (f)
Consolidated net income (loss) attributable to common shareholders	$19,022	$2,934	$(6,098)
Depreciation	1,005	960	954
Amortization	1,407	982	1,263
Interest expense	1,635	1,737	1,647
Income tax expense	797	1,037	696
Acquisition and integration costs (a)	—	118	160
Acquisition-related contingent consideration (b)	287	—	—
Restructuring costs	—	—	127
Impairment charges (c)	—	—	2,100
(Gain) loss on derivative liability (d)	(16,436)	(2,147)	9,516
Other (income) expense, net	(17)	43	(276)
Equity compensation	648	376	687
Net income attributable to noncontrolling interest in subsidiary	164	116	171
Adjusted EBITDA (f)	$8,512	$6,156	$10,947

Adjusted EPS: (g)
Reported diluted EPS	$0.09	$0.05	$(0.19)
Acquisition and integration costs (a)	—	—	—
Acquisition-related contingent consideration (b)	0.01	—	—
Restructuring costs	—	—	—
Impairment charges (c)	—	—	0.04
(Gain) loss on derivative liability (d)	(0.30)	(0.04)	0.18
Valuation allowance on adjusted items	(0.20)	(0.02)	0.15
Adjustment for change in dilutive shares (g)	0.49	0.04	—
Adjusted EPS (g)	$0.09	$0.03	$0.18

Reported weighted average common shares outstanding - diluted	36,180	35,454	31,817
Adjustment to diluted shares (g)	(3,521)	(3,521)	684
Adjusted weighted average common shares - diluted	32,659	31,933	32,501

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	March 31,	December 31,
	2016	2015

Assets
Current assets:
Cash and cash equivalents	$1,876	$2,453
Accounts receivable, net	143,575	146,873
Prepaid expenses	4,882	4,521
Insurance recovery receivable	2,961	2,866
Other current assets	1,462	2,032
Total current assets	154,756	158,745
Property and equipment, net	10,452	10,470
Trade names, net	39,179	39,252
Goodwill, net	95,096	95,096
Other identifiable intangible assets, net	42,328	43,662
Debt issuance costs, net	313	376
Other non-current assets	17,916	17,994
Total assets	$360,040	$365,595

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$36,164	$41,098
Accrued employee compensation and benefits	28,317	29,402
Current portion of long-term debt and capital lease obligations	6,049	8,071
Deferred purchase price	2,163	2,184
Other current liabilities	4,999	5,291
Total current liabilities	77,692	86,046
Long-term debt and capital lease obligations	65,267	81,301
Non-current deferred tax liabilities	18,945	18,475
Long-term accrued claims	30,001	30,070
Long-term deferred purchase price	2,571	3,533
Other long-term liabilities	4,779	4,826
Total liabilities	199,255	224,251

Commitments and contingencies

Stockholders' equity:
Common stock	3	3
Additional paid-in capital	254,542	254,108
Accumulated other comprehensive loss	(1,214)	(1,207)
Accumulated deficit	(93,034)	(112,056)
Total Cross Country Healthcare, Inc. stockholders' equity	160,297	140,848
Noncontrolling interest	488	496
Total stockholders' equity	160,785	141,344
Total liabilities and stockholders' equity	$360,040	$365,595

Cross Country Healthcare, Inc.
Segment Data (h)
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over- Year	Sequential
	March 31,	% of	March 31,	% of	December 31,	% of	% change	% change
	2016	Total	2015	Total	2015	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$168,765	86%	$149,112	80%	$162,131	84%	13%	4%
Physician Staffing	24,453	12%	27,347	15%	27,236	14%	(11)%	(10)%
Other Human Capital Management Services	3,365	2%	9,505	5%	3,781	2%	(65)%	(11)%
	$196,583	100%	$185,964	100%	$193,148	100%	6%	2%

Contribution income: (i)
Nurse and Allied Staffing	$16,790		$10,902		$15,436		54%	9%
Physician Staffing	1,553		2,116		2,672		(27)%	(42)%
Other Human Capital Management Services	(111)		602		142		(118)%	(178)%
	18,232		13,620		18,250		34%	—%

Unallocated corporate overhead (j)	10,368		7,840		7,990		(32)%	(30)%
Depreciation	1,005		960		954		(5)%	(5)%
Amortization	1,407		982		1,263		(43)%	(11)%
Acquisition and integration costs (a)	—		118		160		100%	100%
Acquisition-related contingent consideration (b)	287		—		—		(100)%	(100)%
Restructuring costs	—		—		127		—%	100%
Impairment charges (c)	—		—		2,100		—%	100%
Income from operations	$5,165		$3,720		$5,656		39%	(9)%

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended
	March 31,	March 31,	December 31,
	2016	2015	2015

Net cash provided by (used in) operating activities (in thousands)	$2,564	$270	$(631)

Nurse and Allied Staffing statistical data:
FTEs (k)	6,817	6,454	6,792
Average Nurse and Allied Staffing revenue per FTE per day (l)	$272	$257	$259

Physician Staffing statistical data:
Days filled (m)	16,842	18,644	18,131
Revenue per day filled (n)	$1,521	$1,483	$1,392

(a) Acquisition and integration costs in the three months ended December 31, 2015 are primarily related to due diligence efforts for the Mediscan acquisition that closed on October 30, 2015. For the three months ended March 31, 2015, acquisition and integration costs were related to the June 2014 acquisition of Medical Staffing Network Healthcare (MSN). The results of these acquisitions have been included in the Company's consolidated statements of operations since their respective dates of acquisition.

(b) Acquisition-related contingent consideration represents the accretion adjustment to the contingent consideration liability for the Mediscan acquisition.

(c) The fourth quarter of 2015 includes non-cash impairment charge of $2.1 million ($1.3 million after tax) related to Physician Staffing trade name. The tax impact on this impairment charge was fully offset by a valuation allowance on deferred tax assets.

(d) (Gain) loss on derivative liability represents the change in the fair value of embedded features of our Convertible Notes.

(e) When applying the if-converted method to our Convertible Notes, 3,521,126 shares related to the Convertible Notes, issued in June 2014 in conjunction with the MSN acquisition, are not included in diluted weighted average shares for the three months ended December 31, 2015 because their effect was anti-dilutive.

(f) Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, is defined as net income (loss) attributable to common shareholders before depreciation, amortization, interest expense, income tax expense, acquisition and integration costs, acquisition-related contingent consideration, restructuring costs, impairment charges, (gain) loss on derivative liability, other (income) expense, net, equity compensation, and includes net income attributable to noncontrolling interest in subsidiary. Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income (loss) attributable to common shareholders as an indicator of operating performance. Management uses Adjusted EBITDA as one performance measure in its annual cash incentive program for certain members of its management team. In addition, management monitors Adjusted EBITDA for planning purposes. Adjusted EBITDA, as defined, closely matches the operating measure typically used in the Company's credit facilities in calculating various ratios. Management believes Adjusted EBITDA, as defined, is useful to investors when evaluating the Company's performance as it excludes certain items that management believes are not indicative of the Company's operating performance. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(g) Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders per diluted share (reported EPS) before the diluted EPS impact of acquisition and integration costs, acquisition-related contingent consideration, restructuring costs, impairment charges, and (gain) loss on derivative liability. Adjusted EPS should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. For the three months ended December 31, 2015, the adjustments to reported diluted EPS had the effect of converting the net loss to net income. As a result, potentially dilutive shares that were excluded in the unadjusted per share calculation have been included in the adjusted weighted average common shares outstanding - diluted.

(h) Segment data provided is in accordance with the Segment Reporting Topic of the FASB ASC.

(i) Contribution income is defined as income from operations before depreciation, amortization, acquisition and integration costs, acquisition-related contingent consideration, restructuring costs, impairment charges and corporate expenses not specifically identified to a reporting segment. Contribution income is a financial measure used by management when assessing segment performance.

(j) Unallocated corporate overhead includes corporate compensation and benefits, and general and administrative expenses including rent and utilities, computer supplies and expenses, insurance, professional expenses, corporate-wide projects (initiatives), and public company expenses.

(k) FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.

(l) Average revenue per FTE per day is calculated by dividing the Nurse and Allied Staffing revenue by the number of days worked in the respective periods. Nurse and Allied Staffing revenue also includes revenue from the permanent placement of nurses.

(m) Days filled is calculated by dividing the total hours invoiced during the period by 8 hours.

(n) Revenue per day filled is calculated by dividing revenue invoiced by days filled for the period presented.

CONTACT:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com